Exhibit 99.1

Allied Healthcare International Inc.
Announces Intended Cancellation of Admission to Trading of
Depository Interests on AIM

NEW YORK – July 1, 2010 – Allied Healthcare International Inc. (NASDAQ: AHCI; AIM:AHI) (“Allied”), a leading provider of flexible healthcare staffing services in the United Kingdom, announces today that it has requested the cancellation of admission to trading of its depository interests on the Alternative Investment Market (AIM) of the London Stock Exchange. Cancellation will become effective as of 7:00 a.m., U.K. time, on August 20, 2010 (the “Effective Time”). The depository interests will trade on AIM through the close of business on August 19, 2010. Each depository interest represents one share of common stock of Allied.

The shares of common stock of Allied will continue to trade on the Nasdaq Global Select Market after the cancellation of admission to trading on AIM of the depository interests.

Allied’s depository interests were admitted to trading on AIM in December 2005 in the expectation (among other reasons) that the quotation would provide an additional source of liquidity for investors who wished to own an equity position in Allied. Allied also anticipated that the admission to trading on AIM of its depository interests would enable it to access the capital markets in the U.K. and provide it with an enhanced ability to undertake acquisitions. However, there have never been more than ten holders of depository interests at any one time and there are currently only eight holders of depository interests. As a result, Allied has not realized the benefits it anticipated at the time of admission. In light of this and the costs and additional regulatory burdens associated with continued admission of its depository interests, the board of directors of Allied has determined to request the cancellation of admission to trading on AIM of its depository interests as of the Effective Time.

At the Effective Time, the Deed that established the depository interests will be terminated and the depository interests will cease to exist. Prior to the Effective Time, holders of depository interests will be able to trade their depository interests on AIM or transfer their depository interests into an identical number of shares of common stock of Allied. In the event that any holder of depository interests has not transferred its depository interests into shares of common stock prior to the Effective Time, at the Effective Time the depository will cause any holder of then-outstanding depository interests to be registered on the stockholders’ list of Allied as a holder of an identical number of shares of common stock of Allied. Allied will send to the current holders of depository interests a letter explaining their options for converting depository interests into shares of common stock.

About Allied Healthcare International Inc.

Allied Healthcare International Inc. is a leading provider of flexible healthcare staffing services in the United Kingdom. Allied operates a community-based network of over 110 branches with the capacity to provide carers (known as home health aides in the U.S.), nurses, and specialized medical personnel to locations covering approximately 90% of the U.K. population. Allied meets the needs of private patients, community care, nursing and care homes, and hospitals. For more news and information please visit: www.alliedhealthcare.com.

Forward-Looking Statements

Certain statements contained in this news release may be forward-looking statements. These forward-looking statements are based on current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements include: general economic and market conditions; Allied’s ability to continue to recruit and retain flexible healthcare staff; Allied’s ability to enter into contracts with local government social services departments, NHS Trusts, hospitals, other healthcare facility clients and private clients on terms attractive to Allied; the general level of demand for healthcare and social care; dependence on the proper functioning of Allied’s information systems; the effect of existing or future government regulation of the healthcare and social care industry, and Allied’s ability to comply with these regulations; the impact of medical malpractice and other claims asserted against Allied; the effect of regulatory change that may apply to Allied and that may increase costs and reduce revenues and profitability; Allied’s ability to use net operating loss carry forwards to offset net income; the effect that fluctuations in foreign currency exchange rates may have on our dollar-denominated results of operations; and the impairment of goodwill, of which Allied has a substantial amount on the balance sheet, may have the effect of decreasing earnings or increasing losses. Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release include those described in Allied’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. Allied undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT
Allied Healthcare International Inc.
Sandy Young
Chief Executive Officer
Paul Weston
Chief Financial Officer
+44 1785 810600

Or
Piper Jaffray Ltd. (Nominated Advisor)
Matthew Flower
Rupert Winckler
+44 20 3142 8700

Or

ICR Inc.
Sherry Bertner
Managing Director
+1 646 277 1200
Sherry.Bertner@icrinc.com